EXHIBIT 99.1


NEWS RELEASE

                                             COMPANY CONTACT:
                                             John E. Reed, Chairman of the Board
                                             (413) 568-9571


                      Mestek, Inc. Completes Sale of Stock
                        Of National Northeast Corporation

         WESTFIELD, MASSACHUSETTS, January 10, 2001 - Mestek, Inc. (NYSE: MCC) announced that it has completed the previously-announced sale of all of its interest in National Northeast Corporation ("NNE") to Alpha Technologies Group, Inc. (NASDAQ:ATGI). NNE is in the thermal management and aluminum extrusion business in Pelham, New Hampshire. The purchase price was approximately
$50 million.

         John E. Reed, Chairman and CEO of Mestek, stated, "National Northeast is an efficient, profitable and thoroughly up-to-date producer of aluminum extrusions having some marginal synergisms with our HVAC products. However, with the decision to concentrate our efforts within our two core overlapping businesses, HVAC and metal forming machinery, it seemed logical to make this sale to a company which can more fully develop National Northeast's potential within the framework of its extensive line of thermal management products.

         Mestek has spent the year 2000 in making five acquisitions in key support of its two core businesses. Cash realized from the National Northeast sale plus cash flow from the year's operations will be used to reduce debt, thus entering 2001 with a strong balance sheet reflecting an equity-debt position of better than eight to one."

         Mestek is a diversified  manufacturer  of heating,  ventilating and air
conditioning   equipment,   metal  hose  and  hose  products  and  metal-forming
machinery.

Note regarding Private Securities Litigation Reform Act: Statements made in this press release which are not historical facts, including projections, statements of plans, objectives, expectations, or future economic performance, are forward-looking statements that involve risks and uncertainties and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Mestek's future performance could differ significantly from that set forth herein and from the expectations of management. Important factors that could cause Mestek's financial performance to differ materially from past results and from those expressed in any forward looking statements, include, without limitation, risks associated with integration of acquisitions, variability in quarterly operating results, customer concentration, product acceptance, long sales cycles, long and varying delivery cycles, dependence on business partners, and emerging technological standards. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.